UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2018

Global Boatworks Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	333-205604	81-0750562
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2637 Atlantic Blvd. #134

Pompano Beach, FL 33062

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 954-934-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        .Written communications pursuant to Rule 425 under the Securities Act

☐        . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐       .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐        . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.03 Amendment to Certificate of Incorporation

On December 13, 2018, FINRA is announcing on its Daily List that Global Boatworks Holdings, Inc. (the “Company”) is to effect a reverse split (“Reverse Stock Split”) of its issued common stock in a ratio of 1-for-1,000 (as previously approved by its shareholders and Board of Directors). The Reverse Stock Split will take effect at the open of business on December 14, 2018. The Company’s symbol will be appended with the letter “D” which will be removed in 20 business days, at which time the symbol will revert back to GBBT. As a result of the Reverse Stock Split, every 1,000 shares of the Company’s issued and outstanding common stock, par value $.0001 per share, will be converted into one (1) share of common stock, par value $.0001 per share, reducing the number of issued and outstanding shares of the Company’s common stock. The Company’s authorized shares will remain unchanged at 5,000,000,000 (Five Billion). The new CUSIP number for the Shares will be 37890X 201.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by 1,000, will have the number of post-reverse split shares of the Company’s common stock to which they are entitled rounded up to the nearest whole number of shares of the Company’s common stock. No stockholders will receive cash in lieu of fractional shares.

Item 9.01 Exhibits.

Exhibit No.

3.1

Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BOATWORKS HOLDINGS, INC.

Date:  December 14, 2018

By:   /s/ Robert J. Rowe

Robert J. Rowe, Chief Executive Officer & President

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